As filed with the Securities and Exchange Commission on May 22, 2008
Registration No. 333_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Complete Production Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	72-1503959
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
11700 Katy Freeway, Suite 300
Houston, Texas 77079
(Address of Principal Executive Offices including Zip Code)
COMPLETE PRODUCTION SERVICES, INC.
2008 INCENTIVE AWARD PLAN
(Full Title of the Plan)
James F. Maroney, III
Vice President, Secretary and General Counsel
11700 Katy Freeway, Suite 300
Houston, Texas 77079
(281) 372-2300
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered(1)	Per Share(2)	Price(2)	Fee
Common stock, $0.01 par value per share	2,500,000	$29.22	$73,050,000	$2,871

(1)	Represents 2,500,000 shares issuable under the Complete Production Services, Inc. 2008 Incentive Award Plan (the “2008 Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales prices of a share of our Common Stock, as reported on the New York Stock Exchange on May 20, 2008.

This registration statement on Form S-8 is filed by Complete Production Services, Inc. (referred to herein as “our,” “we” or “us”) relating to 2,500,000 shares of our Common Stock, $0.01 par value per share (“Common Stock”), issuable to our eligible employees, directors and consultants under the 2008 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(a)	Registration Statement on Form 8-A (No. 001-32858 ) filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on April 20, 2006;

(b)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(c)	The Company’s Quarterly Report on Form 10Q for the fiscal quarter ended March 31, 2008; and

(d)	The Company’s Current Report on Form 8-K filed as of February 4, 2008 and February 27, 2008.
In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
Not applicable.
Item 5. Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
We have also entered into indemnification agreements with all of our directors and all of our executive officers (including each of our named executive officers). These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.
The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.
We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:
•	Us, except for:
•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law;

•	counter-claims against us in a proceeding brought by us against the indemnitee; or
•	any other person, except for claims approved by our board of directors.
We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits
See Index to Exhibits on page 7.
Item 9. Undertakings
(a) We hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.
(c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant, Complete Production Services, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Houston, State of Texas, on May 22, 2008.

COMPLETE PRODUCTION SERVICES, INC.
By:	/s/ Joseph C. Winkler
Joseph C. Winkler,
Chairman of the Board of Directors and Chief Executive Officer

By:	/s/ J. Michael Mayer
J. Michael Mayer,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes and appoints James F. Maroney, III as attorney-in-fact and agent, acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 22, 2008.

Signature	Title

/s/ Joseph C. Winkler Joseph C. Winkler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ J. Michael Mayer J. Michael Mayer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Weisgarber Robert L. Weisgarber	Vice President — Accounting and Controller (Principal Accounting Officer)

/s/ Robert S. Boswell Robert S. Boswell	Director

/s/ Harold G. Hamm Harold G. Hamm	Director

/s/ Michael M. McShane Michael M. McShane	Director

Signature	Title

/s/ W. Matt Ralls W. Matt Ralls	Director

/s/ Andrew L. Waite Andrew L. Waite	Director

/s/ Marcus A. Watts Marcus A. Watts	Director

/s/ R. Graham Whaling R. Graham Whaling	Director

James D. Woods	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Registration Rights Agreement dated November 8, 2006 pursuant to Stock Purchase Agreement dated November 11, 2006 among Complete Production Services, Inc., Integrated Production Services, LLC and Pumpco Services Inc. and Each Seller Listed on Schedule I Thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on November 14, 2006)

5.1+	Opinion of James F. Maroney, Esq., regarding the legality of the securities being registered.

23.1+	Consent of James F. Maroney, Esq. (included in Exhibit 5.1).

23.2+	Consent of Grant Thornton LLP

24+	Power of Attorney (included with the signature page to this Registration Statement).

99.1	Complete Production Services, Inc. Incentive Award Plan. (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2008)

+	Filed herewith